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[JEFFERSON PILOT FINANCIAL LOGO]

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY, One Granite Place, P.O. Box 515, Concord, New Hampshire 03302


                         ACCIDENTAL DEATH BENEFIT RIDER

Jefferson Pilot Financial Insurance Company has issued this Rider as a part of the policy to which it is attached.

BENEFIT - The Company will pay to the beneficiary, subject to the provisions of this policy, the Accidental Death Benefit upon receipt of due proof of both of the following:

(1)  The death of the Insured occurred while this Rider was in force.
(2) The death of the Insured occurred as a result of bodily injuries effected solely and independently of all other causes through accidental means.

The amount of this Benefit is shown on page three of this policy.

RISKS NOT ASSUMED - This Accidental Death Benefit will not be paid if:

(1) The Insured dies more than 90 days after the accident causing death. (2) The death of the Insured is caused by suicide while sane or insane.

(3) The death of the Insured results from travel or flight in or descent from any kind of aircraft, unless:
     (a)  The Insured was a fare paying passenger on a commercial airline; and
     (b) The flight was a regularly scheduled flight between definitely established airports.
(4) The death of the Insured results, directly or indirectly, from any war declared or undeclared, any act of war, or any hostile action by a foreign power.
(5) The death of the Insured results from committing or attempting to commit a felony.
(6) The death of the Insured is caused or contributed to, directly or indirectly, by:
     (a)  Disease or bodily or mental infirmity, or
     (b) Infection other than a pyogenic infection which occurs through and with an accidental cut or wound.
(7) The death of the Insured is caused by the voluntary taking, inhaling, or absorbing of any drug (unless taken as prescribed by a physician), poison, gas or fumes.
(8) The death of the Insured results directly or indirectly from medical or surgical treatment, unless such treatment is necessitated by an injury covered in this Rider.

RIGHT OF EXAMINATION - The Company shall have the right and opportunity to examine the body of the Insured and to make an autopsy unless prohibited by law.

TERMINATION - This Rider will cease as soon as one of the following occurs:

(1)  The premium remains unpaid at the end of the grace period.
(2) The policy is surrendered or continued as Reduced Paid Up or Extended Term Insurance.
(3)  The policy anniversary nearest age 70 of the Insured is attained.
(4)  The maturity date of this policy, if it has one, is attained.
(5)  The term period ends, if this policy is on a Term Insurance Plan.
(6)  The Company receives a proper written request to terminate this Rider.

CONSIDERATION - This Rider is issued in consideration of the application and of the premium shown on page three of this policy. This premium is to be paid on the same dates and under the same conditions as the premium on the policy. Any premium falling due on this policy after this Rider has ceased shall be reduced by the amount of premium charged for this Rider. The payment of any premium under this Rider after it has ceased shall not extend the term hereof. Any such premium shall be returned by the Company within a reasonable time.


THIS SPECIMEN POLICY REPRESENTS THE GENERIC LANGUAGE OF THE POLICY CONTRACT, INCLUDING RIDERS. POLICY LANGUAGE, FEATURES, AND AVAILABILITY MAY VARY BY STATE. PLEASE BE SURE TO CHECK PRODUCT AND RIDER AVAILABILITY IN THE STATE YOU ARE SOLICITING. AGENTS SHOULD REFER TO THE PRODUCTS SECTION ON JPF NET.